Exhibit 99.1

FutureFuel Corp. Amends Dividend Information

Special Cash Dividend Now To Be Paid December 28, 2009

ST. LOUIS – On December 2, 2009, FutureFuel Corp. (OTC: FTFL) (the “Company”) announced an amendment and correction of previously disclosed information regarding its pending special cash dividend of $0.30 per share on the Company’s common stock. Yesterday the board of directors of the Company announced that dividend and filed a report on Form 8-K with the Securities and Exchange Commission disclosing the dividend. Today the Company has amended and corrected the record date of the special dividend to December 14, 2009 and similarly amended and corrected the dividend payment date to December 28, 2009.

The original announcement of the special dividend specified a December 1, 2009 record date and a December 22, 2009 payment date. Those dates are no longer valid, with the amended record date being December 14, 2009 and the amended payment date being December 28, 2009.

For purposes of the amended record date, those holders of the Company’s warrants or options who properly exercise their warrants or options on or before December 14, 2009 will be considered holders of record on such date, whether or not new stock certificates have been issued to such holders by that date.

The dividend remains at $0.30 per share of common stock and is payable December 28, 2009.

FutureFuel Corp. was created in 2005 as a special purpose acquisition vehicle to acquire companies and make a notable impact in the biofuel and fuel industries.  In October 2006, the Company purchased FutureFuel Chemical Company (formerly named “Eastman SE, Inc.”), the owner and operator of a chemical and biodiesel manufacturing facility located near Batesville, Arkansas.  Since then, the Company has worked to become a leader in the U.S. biofuel industry, while maintaining the Batesville facility’s status as a world-class specialty chemical manufacturer.

For more information, contact:
Douglas D. Hommert, Executive
Vice President, Secretary and Treasurer
314-854-8520